Exhibit 4.4
AMENDMENT TO RIGHTS AGREEMENT
     This AMENDMENT, dated as of August 1, 2006, to the Rights Agreement (as defined below) is by and between Devon Energy Corporation (the “Company”) and UMB Bank, n.a. (“UMB”), as successor Rights Agent.
     WHEREAS, the Company entered into a Rights Agreement, dated as of August 17, 1999, as amended May 25, 2000, October 4, 2001 and September 13, 2002 (as heretofore amended, the “Rights Agreement”), with Fleet National Bank (f/k/a BankBoston, N.A.) as the initial rights agent;
     WHEREAS, by the amendment to the Rights Agreement dated September 13, 2002, Wachovia Bank, N.A., was appointed rights agent and was serving immediately prior to this Amendment (the “Predecessor Agent”)
     WHEREAS, the Company has given the Predecessor Agent proper notice of removal as rights agent under Section 21 of the Rights Agreement and desires to appoint UMB as the successor rights agent under the Rights Agreement; and
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;
     NOW, THEREFORE, the Company and UMB hereby agree as follows, and the Rights Agreement is hereby amended as follows:
     1. The Company appoints UMB, and UMB accepts such appointment, as successor rights agent under the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.
     2. UMB represents that it is, or is an affiliate of, a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and has, as of the date hereof, a combined capital and surplus of at least $100,000,000.
     3. From and after the date hereof, all references in the Rights Agreement (including the exhibits thereto) to the Predecessor Agent or to the “Rights Agent” shall be deemed to be references to UMB.
     4. The notice address of the Rights Agent set forth in Section 26 of the Rights Agreement is deleted in its entirety and replaced with the following:
UMB Bank, n.a.
2401 Grand Blvd., Suite 200
Kansas City, Missouri 64108
Attention: Corporate Trust

     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first above written.

DEVON ENERGY CORPORATION
By:	/s/ Marian J. Moon
Name:	Marian J. Moon
Title:	Senior Vice President

UMB BANK, n.a. (as Rights Agent)
By:	/s/ Mark B. Flannagan
Name:	Mark B. Flannagan
Title:	Vice President

     I, Janice A. Dobbs, Secretary of Devon Energy Corporation, hereby certify that Marian J. Moon is a Senior Vice President of Devon Energy Corporation and the signature appearing above is her genuine signature.

Dated: August 1, 2006	/s/ Janice A. Dobbs
Janice A. Dobbs
Secretary